Exhibit 10.18

                   PETROLEUM HELICOPTERS, INC.
              DIRECTOR DEFERRED COMPENSATION PLAN


     1. Purpose. The purpose of the Director Deferred Compensation Plan (the "Plan") of Petroleum Helicopters, Inc., a Louisiana corporation ("PHI"), is to provide the directors of PHI (the "Directors") with an opportunity to defer their director compensation in order to assist in their individual financial planning.

     2. Effective Date and Term of Plan. The Plan shall be effective as of May 31, 1995 and shall remain in effect until terminated by the Board of Directors or the Compensation Committee (the "Committee") of the Board of Directors of PHI.

     3. Plan Administration. The Plan shall be administered by the Committee. The Committee shall have full and final authority to interpret the Plan, adopt, amend and rescind rules and regulations relating to the Plan, and make all other determinations and take all other actions necessary and advisable for the administration of the Plan.

     4.   Deferral of Compensation.

          4.1 Deferral Elections. Each Director may elect to defer 100% of the compensation that the Director receives for serving as a Director ("Compensation") in twenty-five percent increments to his or her deferred compensation account. An election to defer Compensation hereunder shall be made by means of a Deferral Election Form in the form attached and shall be effective only with respect to Compensation earned on or after the date of the first annual meeting of shareholders of PHI following  the  receipt  of the Deferral  Election  form  by  the
Committee. "Compensation" includes the annual retainer and meeting fees paid to Directors, but does not include any expense reimbursement.

          4.2 Revocation of Elections. A Director may revoke an election made pursuant to Plan Section 4.1 with respect to deferrals of Compensation to be earned in the future following receipt of the written revocation by the Committee and subject to such other rules as may be established by the Committee. If a Director revokes an election to defer, the Director may not again participate in the Plan in the year for which the deferral election was revoked. A Director may modify a deferral election for future years of service by providing the Committee with a new Deferral Election Form to take effect on the date of the next annual meeting of shareholders.

     5.   Deferred Compensation Accounts

          5.1 Establishment of Accounts. A deferred compensation account shall be established on PHI's books for each Director who executes a Deferral Election Form. PHI has no obligation to fund a participant's deferred compensation account.

          5.2 Crediting of Deferrals. A Director's deferred compensation account shall be credited with that portion of the Director's Compensation that the Director has elected to defer to his or her deferred compensation account pursuant to Plan Section
4.1 as of the date such Compensation would otherwise have been paid to the Director.

          5.3 Crediting Income. Each deferred compensation account shall be credited with an amount of interest as of the last day of each month determined by applying to the weighted average balance of such account during such month an annual rate of interest equal to the sum of (i) the representative prime rate published in the Wall Street Journal for the nation's largest banks on the last business day of such month plus (ii) two (2%) percent (the "Adjusted Prime Rate"). In the event a distribution is made from a deferred compensation account other than on the last day of a month, interest shall be credited for such partial month through the date of distribution by applying the Adjusted Prime Rate on the last business day prior to the distribution to the weighted average balance of such account during such partial month.

          5.4 Distribution of Accounts. Amounts credited to a Director's deferred compensation account shall be distributed in either a single lump sum or annual installments (not to exceed twenty), as designated by the Director in his or her applicable Deferral Election Form. Distribution of a deferred compensation account shall be made (in the case of a lump sum payment) or commence (in the case of installment payments) thirty days following the date chosen by the Director, which must be at least one year following the date of the Deferral Election Form or, if earlier, thirty days following the date the Director ceases to be a member of the Board of Directors, other than as a result of death. If a Director elects to have his or her deferred compensation account distributed in installments, the amount of the first installment shall be a fraction of the value of the Director's deferred compensation account, the numerator of which is one and denominator of which is the total number of installments elected, and the amount of each subsequent installment shall be a fraction of the value on the date preceding each subsequent payment, the numerator of which is one and the denominator of which is the total number of installments elected minus the number of installments previously paid.

          5.5   Distribution  Upon Death.  In the  event  of  the
death of a Director prior to the distribution of his or her deferred compensation account in full, the value of such deferred compensation account shall be determined as of the day immediately following the Director's death and such amount shall be distributed in a single lump sum payment to the Director's estate as soon as administratively feasible thereafter.

          5.6 Statement of Account. At least once per year, each Director who has executed a Deferral Election Form shall be provided with a statement of his or her deferred compensation account.

          5.7   Director's Rights Unsecured.  The  right  of  any
Director to receive future distributions under the provisions of this Section 5 shall constitute an unsecured claim against the general assets of the Company.

     6. No Right to Continue as a Director. Neither the Plan nor any action taken pursuant to the Plan, shall constitute evidence of any agreement or understanding, express or implied, that PHI will retain a participant as a Director for any period of time, or at any particular rate of compensation.

     7. Amendment, Modification, and Termination. The Committee or the Board may at any time terminate, amend or modify the Plan. No amendment, modification or termination of the Plan shall in any manner adversely affect the rights of any participant with respect to amounts that have been credited to a deferred compensation account.

     8. Non-alienation of Benefits. Other than with regard to the death of a Director, no benefit shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void. No such benefit shall, prior to receipt by the Director, be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Director.

     9. Choice of Law. The laws of the State of Louisiana shall govern the Plan, to the extent not preempted by federal law.

                                   PETROLEUM HELICOPTERS, INC.



                                   By: /s/ Carroll W. Suggs
                                   __________________________
                                         Carroll W. Suggs
                                         Chairman of the Board, President
                                         and Chief Executive Officer

ATTEST:




Secretary

   [CORPORATE SEAL]